As filed with the Securities and Exchange Commission on April 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Diageo plc

England (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification No.)

16 Great Marlborough Street

London W1F 7HS, England

(Address of Principal Executive Offices)

THE DIAGEO ONE WORLD SHARE INCENTIVE PLAN

THE DIAGEO 2017 SHARE VALUE PLAN

(Full Title of the Plan)

Angelique M. Crain, Assistant General Counsel & Corporate Secretary

Diageo North America, Inc.

2811 Ponce de Leon Blvd, Suite 1050, Coral Gables, FL 33134

(Name and Address of Agent for Service)

(203) 970-2977

(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Veronica Montagna, Esq.

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

(973) 639-7948

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

This Registration Statement is filed by Diageo plc, a British public limited company (the “Company”), to register 3,232,525 ordinary shares of the Company, for issuance under The Diageo One World Share Incentive Plan, adopted by the Routine Business Committee of the Company’s Board on December 16, 2024 (the “One World SIP”).

Additionally, pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is filed by the Company to register 900,000 ordinary shares of the Company for issuance under The Diageo 2017 Share Value Plan, effective September 20, 2017 (the “2017 SVP Plan”). On February 16, 2018, the Company filed a Registration Statement on Form S-8 (File No. 333-223071) (the “2017 Registration Statement”) to register 500,000 ordinary shares of the Company under the 2017 SVP Plan. This Registration Statement on Form S-8 is being filed to register the additional 900,000 ordinary shares of the Company available for issuance under the 2017 SVP Plan. Pursuant to General Instruction E of Form S-8, the contents of the 2017 Registration Statement, including the documents incorporated by reference therein, are hereby incorporated by reference into this Registration Statement to the extent not otherwise amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Plan Information) of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the One World SIP and the 2017 SVP Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I of Form S-8 is omitted from this Registration Statement and included in documents sent or given to participants in the One World SIP and the 2017 SVP Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Diageo plc (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2024, filed with the Commission on August 1, 2024 pursuant to Section 13(a) of the Exchange Act
•	The Registrant’s reports on Form 6-K filed with the Commission pursuant to Sections 13(a) of the Exchange Act since June 30, 2024
•	The description of the Registrant’s ordinary shares contained in Exhibit 2.4 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2024, filed with the Commission on August 1, 2024 pursuant to Section 13(a) of the Exchange Act

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a public limited company incorporated under the laws of the United Kingdom. The Registrant’s Memorandum of Association and Articles of Association as in effect at the date of this Registration Statement are registered with the Registrar of Companies of England and Wales (Registered No. 00023307).

Except as hereinafter set forth, there is no provision of the Memorandum of Association and the Articles of Association of the Registrant, or any contract, arrangement or statute, under which any director or officer of the Registrant is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such.

English law does not permit a company directly or indirectly to indemnify a director of the company, or of an associated company, in connection with any negligence, default, breach of duty or breach of trust by the director in relation to the company of which he is a director unless the indemnity constitutes a “qualifying third party indemnity provision”. An indemnity will be a “qualifying third party indemnity provision” for the purposes of the Companies Act 2006 (the “English Companies Act”), provided that it does not indemnify the director against any liability the director incurs:

(a) to the company or to an associated company;

(b) to pay a criminal fine or a regulatory penalty;

(c) in defending criminal proceedings in which the director is convicted;

(d) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against the director; or

(e) in an unsuccessful application to the court for relief from liability under the English Companies Act.

Article 143 of the Registrant’s Articles of Association provides:

“To the extent permitted by the Companies Acts, the company may indemnify any director or former director of the company or of any associated company against any liability and may purchase and maintain for any director or former director of the company or of any associated company insurance against any liability. No director or former director of the company or of any associated company shall be accountable to the company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company.”

The relevant sections of the English Companies Act provide as follows:

232	Provisions protecting directors from liability

“(1)	Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)	Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—
(a)	section 233 (provision of insurance),
(b)	section 234 (qualifying third party indemnity provision), or
(c)	section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

233	Provision of insurance

“Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.”

234	Qualifying third party indemnity provision

“(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director—

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

235	Qualifying pension scheme indemnity provision

“(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”

256	Associated bodies corporate

“For the purposes of this Part—

(a)	bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.”

239	Ratification of acts of directors

“(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)	The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)	Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section—

(a)	“conduct” includes acts and omissions;

(b)	“director” includes a former director;

(c)	a shadow director is treated as a director; and

(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)	Nothing in this section affects—

(a)	the validity of a decision taken by unanimous consent of the members of the company, or

(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)	This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.”

1157	Power of court to grant relief in certain cases

“(1)	If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)	he may apply to the court for relief, and

(b)	the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

The directors and officers of the Registrant and its duly authorized U.S. representative are insured against certain liabilities, including certain liabilities under U.S. securities laws, which they may incur in their capacity as such under a liability insurance policy carried by Diageo plc.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2024 (file no. 001-10691) filed with the Commission on August 1, 2024)

4.2	Form of Amended and Restated Deposit Agreement, among Diageo plc, Citibank, N.A., and all Owners and Beneficial Owners of American Depositary Shares issued thereunder (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6 (Commission File No. 333-186400) filed with the Commission on February 1, 2013)

4.3	The Diageo One World Share Incentive Plan

4.4	The Diageo 2017 Share Value Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 (File No. 333-223071) filed with the Commission on February 16, 2018).

5.1	Opinion of Clifford Chance LLP, counsel to the Registrant, as to the legality of the securities to be registered

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant

23.2	Consent of Clifford Chance LLP, counsel to the Registrant (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)
107	Filing Fee Table

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) and (b) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on April 11, 2025.

DIAGEO PLC

By:	/s/ Thomas Bailey Shropshire, Jr.
Name:	Thomas Bailey Shropshire, Jr.
Title:	Company Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each Director listed below and Thomas Bailey Shropshire, Jr. and each of them (with full power to each of them to act alone) as such person’s true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement or any registration statement in connection herewith, and to file the same with all exhibits thereto and other documents in connection therewith with the United States Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the following capacities as of the date indicated above.

Name	Title	Date

/s/ Debra Ann Crew	Executive Director	04/11/2025
Debra Ann Crew	(Principal Executive Officer)

/s/ Manik Hiru Jhangiani	Executive Director	04/11/2025
Manik Hiru Jhangiani	(Principal Financial and Accounting Officer)

/s/ Sir John Alexander Manzoni
Sir John Alexander Manzoni	Director	04/11/2025

/s/ Julie Belita Brown
Julie Belita Brown	Director	04/11/2025

/s/ Karen Tracey Blackett
Karen Tracey Blackett	Director	04/11/2025

/s/ Thomas Bailey Shropshire, Jr.
Thomas Bailey Shropshire, Jr.	Company Secretary	04/11/2025

/s/ Angelique M. Crain
Angelique M. Crain	Authorized U.S. Representative	04/11/2025

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